Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $2.2 Million

Revenues of $6.0 million for Q4 2008

Versant acquires db4objects’ database business

Share repurchase program announced

Redwood City, California, December 4, 2008 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its fourth fiscal quarter and fiscal year ended October 31, 2008 and certain other matters.

Results for Fourth Quarter Ended October 31, 2008

For the quarter, Versant reported revenues of $6.0 million from its continuing operations, compared to $5.6 million for the same quarter last year, representing an increase of approximately 8%. This increase was driven primarily by increased license revenues, which grew by approximately 9% from $3.3 million in the fourth quarter of 2007 to $3.6 million in the fourth quarter of 2008.  No customer accounted for more than 10% of total revenues in the quarter.

Net income for the quarter was $2.2 million and diluted net income per share was $0.59, compared to net income of $2.1 million and diluted net income per share of $0.56 for the fourth quarter of fiscal 2007.

Versant also reported a slight decrease in cash and cash equivalents of approximately $0.2 million during the quarter. This decrease was created to a large extent by a sharp increase in the exchange rate of the US dollar against the euro and by payment of tax liabilities. As of October 31, 2008, the company has reduced its cash held in foreign currencies to less than 10% of its total cash position.

Results for Fiscal Year Ended October 31, 2008

Revenues from continuing operations for the fiscal year ended October 31, 2008 were approximately $25.3 million compared to approximately $21.2 million for fiscal year 2007, an increase of approximately 20%. The increase in the value of the euro against the dollar in fiscal 2008 over fiscal 2007 contributed to approximately 42% of the revenue increase in fiscal 2008.

Net income for the 2008 fiscal year was $9.5 million, an increase of 24% over net income of $7.6 million in fiscal year 2007 and diluted net income per share for fiscal 2008 was $2.51 compared to diluted net income per share of $2.06 in fiscal 2007.

“Our solid fourth quarter results demonstrate Versant’s ability to generate strong earnings in a challenging economic environment”, said Jochen Witte, CEO of Versant Corporation.

Guidance for Fiscal 2009

Mr. Witte also said that “The outlook into fiscal 2009 is more uncertain than in prior years. However, we expect our business to be at a similar level as in fiscal 2008. Due to the recent strengthening of the dollar against the euro this same level of business activity will translate into a lower dollar denominated revenue number. Therefore, for fiscal year 2009 Versant currently forecasts revenues of between $22 million and $24 million, and diluted earnings per share between $2.00 and $2.40”.

Acquisition of db4objects database business

On December 1, 2008 Versant acquired the assets of the database software business of privately-held Servo Software, Inc. (formerly db4objects, Inc.) for $2.4 million in cash (including $300,000 of contingent payments).  db4o is a popular open source object database software solution targeting the embedded device market. It is distributed under free open source licenses to a large, open source community of approximately 50,000 registered members located around the world, and in some cases is licensed on a fee-bearing basis to certain customers for redistribution. The team who operated the db4o business for Servo Software is expected to join Versant in connection with the acquisition.

“We are very excited about our acquisition of db4o, the leading open-source embedded object database” said Jochen Witte.  “With this acquisition, Versant can now address a broad bandwidth of the market, ranging from embedded devices to highly-scalable enterprise systems.  We believe that Versant’s strength and experience, combined with access to the large db4o open source community, will increase the visibility of our object database solutions and help us generate long-term growth and provide value for object-oriented developers”.

Stock Repurchase Program Approved

Versant’s Board of Directors has approved a stock repurchase program. Under the program, Versant is authorized to repurchase up to $5.0 million worth of its outstanding common shares from time to time on the open market, in block trades or otherwise.  Whether any such repurchases are made will depend on market conditions, the share price and other factors. The program may be suspended or discontinued at any time and no assurance can be given that any stock repurchases will in fact be made under this program. Any repurchases made under the program are expected to be funded from the company’s working capital.

Departure of Executive VP of Field Operations

The employment of the company’s Executive VP of Field Operations, Mr. Thomas Huben, terminated effective as of December 2, 2008.  Mr. Huben will support the Company for an interim period on a consulting basis to help ensure an orderly transition.  The Company’s CEO and President, Mr. Jochen Witte, will temporarily assume the duties of Executive VP of Field Operations while the Company undertakes a search for a suitable candidate for this position.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding the potential impact of our acquisition of the db4o database business assets on our future growth and on our relationship with object-oriented software developers; guidance and forecasts of our future operating results, including our currently forecasted revenues and diluted earnings per share for our fiscal year ending October 31, 2009, our current expectations regarding US Dollar / Euro exchange rate and the general economic environment. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve significant risks and uncertainties.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: the impact of the current downturn in the global economy, which may reduce our customers’ revenues and profits and thus dissuade them from making strategic capital purchase decisions for our products and services; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors or delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company’s ability to successfully manage its costs and operations and maintain adequate working capital, any failure of our efforts to capitalize on the recently acquired db4o database business or to ultimately make that business profitable; and Mr. Witte’s ability to successfully perform the dual roles of Chief Executive Officer and Executive VP, Field Operations until the Company hires a new Executive VP, Field Operations.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ending October 31, 2007, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Thursday, December 4, 2008
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-800-762-8779
International:	1-480-629-9041
Conference ID:	3948323
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=00005AA9

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until December 11, 2008.

Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	3948323

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	October 31,	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$27,234	$19,086
Trade accounts receivable, net of allowance for doubtful accounts of $16 and $68 at October 31, 2008 and October 31, 2007, respectively	2,801	2,330
Other current assets	399	506
Total current assets	30,434	21,922

Property and equipment, net	670	835
Goodwill	6,720	6,720
Intangible assets, net	565	881
Other assets	172	108
Total assets	$38,561	$30,466

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$371	$157
Accrued liabilities	1,525	2,756
Deferred revenues	3,120	3,707
Deferred rent	17	7
Total current liabilities	5,033	6,627

Deferred revenues	317	641
Deferred rent	13	29
Other long-term liabilities	44	4
Total liabilities	5,407	7,301

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,746,581 and 3,671,924 shares issued and outstanding as of October 31, 2008 and October 31, 2007, respectively	97,717	96,004
Accumulated other comprehensive income, net	183	1,346
Accumulated deficit	(64,746)	(74,185)
Total stockholders’ equity	33,154	23,165
Total liabilities and stockholders’ equity	$38,561	$30,466

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,	October 31,	October 31,	October 31,
	2008	2007	2008	2007
Revenues:
License	$3,592	$3,308	$15,922	$12,681
Maintenance	2,277	2,206	9,041	8,225
Professional services	124	47	335	244
Total revenues	5,993	5,561	25,298	21,150

Cost of revenues:
License	76	(73)	309	142
Amortization of intangible assets	79	79	315	315
Maintenance	342	316	1,446	1,469
Professional services	38	18	112	112
Total cost of revenues	535	340	2,182	2,038

Gross profit	5,458	5,221	23,116	19,112

Operating expenses:
Sales and marketing	924	881	3,620	3,392
Research and development	907	912	4,066	3,410
General and administrative	1,235	1,059	5,479	4,401
Loss on the liquidation of a foreign subsidiary	—	245	—	245
Total operating expenses	3,066	3,097	13,165	11,448

Income from operations	2,392	2,124	9,951	7,664
Interest and other income, net	280	173	871	532
Income from continuing operations before taxes	2,672	2,297	10,822	8,196
Provision for income taxes	439	282	1,431	867
Net income from continuing operations	2,233	2,015	9,391	7,329
Net income from discontinued operations, net of income taxes	—	72	98	304
Net income	$2,233	$2,087	$9,489	$7,633

Basic income per share:
Net income from continuing operations	$0.60	$0.55	$2.52	$2.01
Earnings from discontinued operations, net of income tax	$—	$0.02	$0.02	$0.08
Net income per share, basic	$0.60	$0.57	$2.54	$2.09

Diluted income per share:
Net income from continuing operations	$0.59	$0.54	$2.48	$1.98
Earnings from discontinued operations, net of income tax	$—	$0.02	$0.03	$0.08
Net income per share, diluted	$0.59	$0.56	$2.51	$2.06

Shares used in per share calculation:
Basic	3,746	3,668	3,729	3,649
Diluted	3,786	3,744	3,783	3,708

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$16	$20	$58	$65
Sales and marketing	$68	$26	$221	$90
Research and development	$54	$11	$178	$39
General and administrative	$156	$89	$464	$222